Exhibit 99.1

Corporate Headquarters

4350 Congress Street

Suite 600

Charlotte, NC 28209

U.S.A.

www.glatfelter.com

NEWS RELEASE

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

P. H. Glatfelter Company Announces Corporate Name Change

~ Construction Completed on Previously Announced New Corporate Headquarters in Charlotte, North Carolina ~

CHARLOTTE, North Carolina - October 1, 2020: P. H. Glatfelter Company (NYSE: GLT), a leading global supplier of engineered materials, announced today it is changing the name of its parent company to Glatfelter Corporation. In addition, the Company completed the construction of its previously announced new Corporate Headquarters in Charlotte, North Carolina.

“Given the progress the Company is making with our transformation, we believe now is an appropriate time to further shape the Company’s brand as a leading global engineered materials business,” said Dante C. Parrini, Chairman and Chief Executive Officer. “While we will always be grateful to our founders and proud of our heritage when operating as the P. H. Glatfelter Company, today’s announcement is part of the continued actions we are taking toward building the New Glatfelter and further repositioning the Company to deliver on our growth aspirations.”

The Company will continue to use “Glatfelter” in everyday business relations and informal communications and will maintain its existing stock symbol on the New York Stock Exchange (NYSE: GLT). Coinciding with these changes, the address of the Corporate Headquarters will also change to reflect the new Charlotte location: 4350 Congress Street, Suite 600, Charlotte, NC, 28209 U.S.A. The Company’s new name and headquarters address are effective immediately. The Company anticipates trading under its new name and CUSIP on the NYSE on October 6, 2020.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $925 million with customers in over 100 countries and approximately 2,500 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.